Exhibit 23(a)

ACCOUNTANTS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of GB&T Bancshares, Inc. on Form S-8 of our report, dated February 1, 2002, appearing in the Annual Report on Form 10-K of GB&T Bancshares, Inc. for the year ended December 31, 2001.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
January 22, 2003